Exhibit 10.2

[Ford Logo]

Peter J. Sherry, Jr. Secretary 313/323-2130 313/248-8713 (Fax) psherry@ford.com	One American Road Room 1134 WHQ Dearborn, Michigan 48126 September 13, 2006

Sir John Bond
[Address redacted]

Dear Sir John:

This letter will confirm our discussions on the terms of your consultancy to Ford Motor Company:

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We have agreed that you will be a consultant to Ford Motor Company and William Clay Ford, Jr., generally spending the whole of the Tuesday and the morning of the Wednesday preceding each of our seven regular Board of Directors meetings in consultation with senior management of Ford Motor Credit Company and senior finance management of Ford.

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We will compensate you at the rate of $25,000 per day, which amount would be pro-rated for each Wednesday that you consult with Company management. Accordingly, you would receive $37,500 for each Tuesday/Wednesday that you consult with Company management, or $262,500 per 12 month period. Any additional consulting and resulting compensation would have to be specifically agreed between you and Ford. We will pay you in arrears at the end of each calendar quarter. Of course, we will also reimburse you for normal and customary travel and business expenses incurred by you in providing the consulting services upon submission of appropriate documentation. As a member of the Board of Directors of Ford, you also will continue to receive the fees paid and other benefits provided to non-employee directors.

•	We will provide you with office, computer and other incidental support when in Dearborn, Michigan.

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Either you or Ford can terminate the consulting arrangement at any time, in your or Ford's sole discretion, in which event Ford will pay you for consulting services previously rendered and reimburse you for travel and business expenses previously incurred.

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The effective date of our agreement shall be the date of your concurrence, below; however, the Company shall pay you in accordance with this agreement for the time you spent consulting with Ford executives in connection with the July meeting of the Board of Directors.

•	Your signature, below, will also confirm your resignation from the Compensation Committee and the Nominating and Governance Committee of the Company.

If you concur in the consulting arrangement as described above, please so indicate by signing and dating this letter at the space below.

Sincerely,

/s/Peter J. Sherry, Jr.

Peter J. Sherry, Jr.

Concur:

/s/Sir John Bond
Sir John Bond

Date:	September 13, 2006